EXHIBIT 23.4


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation by reference in the joint registration statement of Clayton Homes, Inc., Vanderbilt Mortgage and Finance, Inc. and Vanderbilt ABS Corp. on Form S-3 (File No. 333-57532) of our report dated August 8, 2000 on our audits of the consolidated financial statements of Clayton Homes, Inc. as of June 30, 2000 and 1999, and for each of the three years in the period ended June 30, 2000, which report is incorporated by reference from the Company's 2000 Annual Report to Shareholders, in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus dated August 14, 2001.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP



Knoxville, Tennessee

August 14, 2001